Exhibit 99.2

Contacts:	Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION ANNOUNCES REPURCHASES OF

4.00% SENIOR CONVERTIBLE NOTES DUE 2014

PITTSBURGH, March 27, 2013— United States Steel Corporation (NYSE: X) today announced that it has repurchased $541,898,000 aggregate principal amount of its 4.00% Senior Convertible Notes due 2014 (the “2014 convertible notes”), reducing the outstanding principal amount of the 2014 convertible notes to approximately $321 million.

The individually negotiated private repurchases were funded with the net proceeds from its recent public offerings of 2.75% senior convertible notes due 2019 and 6.875% senior notes due 2021 and cash. The aggregate purchase price, including accrued and unpaid interest and fees, for the convertible notes repurchased was approximately $579.7 million. The company expects to record an after-tax charge of approximately $35 million in the first quarter related mainly to the repurchase premiums.

Cautionary Statement

This release contains forward-looking statements with respect to market conditions and proposed offering. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2012, and in subsequent filings for U. S. Steel.

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For more information on United States Steel go to www.ussteel.com

011-2013